EXHIBIT 10.1




                 FORM OF EMPLOYEE BENEFITS ALLOCATION AGREEMENT


                   This EMPLOYEE BENEFITS ALLOCATION AGREEMENT (this
         "Agreement"), dated as of [         ], 1997, by and among W. R.
         Grace & Co., a Delaware corporation ("Grace"), W. R. Grace & Co.-Conn., a Connecticut corporation and a wholly owned subsid-iary of Grace ("Grace-Conn."), and General Specialty Chemicals, Inc. (to be renamed W. R. Grace & Co.), a Delaware corporation and a wholly owned subsidiary of Grace ("New Grace").

                                     RECITALS

                   A. The Merger Agreement. Grace and Sealed Air Cor-poration, a Delaware corporation ("SAC"), have entered into an
         Agreement and Plan of Merger, dated as of [             ], 1997
         (the "Merger Agreement"), pursuant to which, at the Effective Time (as defined therein), a wholly owned subsidiary of Grace will merge with and into SAC, with SAC being the surviving cor-poration (the "Merger"), and Grace being renamed Sealed Air Corporation.

                   B.  The Distribution Agreement.  The Distribution
         Agreement dated as of [         ], 1997, by and among Grace,
         Grace-Conn. and New Grace (the "Distribution Agreement") and the Other Agreements (as defined in the Distribution Agreement) set forth certain transactions that SAC has required as a con-dition to its willingness to consummate the Merger, and the purpose of the Distribution Agreement is to make possible the Merger by divesting Grace of the businesses and operations to be conducted by New Grace and its subsidiaries, including New Grace-Conn.

                   C. The Contribution. Prior to the Effective Time, and subject to the terms and conditions set forth in the Dis-tribution Agreement, Grace intends to cause the transfer to a wholly owned subsidiary of Grace-Conn. ("Packco") of certain assets and liabilities of Grace and its subsidiaries predomi-nantly related to the Packaging Business (the "Contribution"), as contemplated by the Distribution Agreement and the Other Agreements.

                   D. The Distribution. Following the Contribution and prior to the Effective Time, subject to the conditions set forth in the Distribution Agreement, (i) the capital stock of Packco will be distributed to Grace, (ii) the capital stock of Grace-Conn. will be contributed to New Grace and (iii) all of the issued and outstanding shares of the common stock of New
         Grace (together with the New Grace Rights, "New Grace Common


         Stock") will be distributed (the "Distribution") to the holders as of the Record Date of the common stock of Grace, par value $.01 per share ("Grace Common Stock"), other than shares held in the treasury of Grace, on a pro rata basis.

                   E. This Agreement. This Agreement is one of the Other Agreements contemplated by the Distribution Agreement, and its purpose is to set forth the agreement of Grace, Grace-Conn. and New Grace with respect to certain matters relating to employees and employee benefit plans and compensation arrange-ments;

                   NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                   SECTION 1.01 General. Capitalized terms used but not defined herein shall have the meanings set forth in the Distribution Agreement or the Merger Agreement, as applicable. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                   Agreement: has the meaning assigned to it in the preamble hereof.

                   ABO:  has the meaning assigned to it in Section
         4.01(b).

                   AICP:  the Annual Incentive Compensation Program of
         Grace.

                   Alternate Payee: an alternate payee under a domestic relations order which qualifies under Section 414(p) of the Code and Section 206(d) of ERISA and which creates or recog-nizes an alternate payee's right to, or assigns to an alternate payee, all or a portion of the benefits payable to a partici-pant under any Plan, or an alternate recipient under a medical child support order which qualifies under Section 609(a) of ERISA and which creates or recognizes the existence of an al-ternate recipient's right to, or assigns to an alternate re-cipient the right to, receive benefits for which a participant or beneficiary is eligible under any Plan.



                   ASA:  has the meaning assigned to it in Section
         4.01(b).

                   Benefit Plan: any Plan established, sponsored or maintained by any member of the Packco Group, any member of the New Grace Group, or any predecessor or affiliate of any of the foregoing, existing as of the Distribution Date or prior there-to, to which any member of the Packco Group or the New Grace Group contributes, has contributed, is required to contribute or has been required to contribute, on behalf of any employee of a member of the Packco Group or a member of the New Grace Group, or under which any employee of a member of the Packco Group or a member of the New Grace Group, former employee of a member of the Packco Group or a member of the New Grace Group, or any beneficiary or dependent thereof, is covered, is eli-gible for coverage or has benefits rights.

                   Change in Control Severance Agreements: the agree-ments listed on Schedule I hereto.

                   Change in Control Severance Plan: the Grace Change in Control Severance Program for U.S. Employees (April 3, 1996-April 3, 1998).

                   Current Performance Period: any three-year perfor-mance period under the Grace LTIP that begins before and ends after the Effective Time.

                   Current Plan Year: the plan year or fiscal year, to the extent applicable with respect to any Plan, during which the Distribution Date occurs.

                   Cypress 401(k) Plans: the Cypress Packaging, Inc. Union Employees 401(k) Pension Plan and the Cypress Packaging, Inc. 401(k) Retirement Plan.

                   Deferred Compensation Plan: the W. R. Grace & Co. Deferred Compensation Program.

                   Distribution Agreement: has the meaning assigned to it in the fourth paragraph hereof.

                   Employee: with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity, regardless of whether such individual is, at the relevant time, actively at work or on leave of absence (including vacation, holiday, sick leave, family and medical leave, disability leave, military leave, jury duty, layoff with rights of recall, and any other leave of absence or similar interruption of active employment



         that is not considered, according to the policies or practices of such entity, to have resulted in a permanent termination of such individual's employment), but excluding any individual who is, as of the relevant time, on long-term disability leave.

                   Foreign Plan: has the meaning assigned to it in Sec-tion 6.01.

                   Grace: has the meaning assigned to it in the first paragraph hereof.

                   Grace Dependent Care Plan: the W. R. Grace & Co. Dependent Care Plan.

                   Grace LTIP:  the Grace Long Term Incentive Program.

                   Grace Medical Expense Plan: the W. R. Grace & Co. Health Care Reimbursement Account Plan.

                   Grace Option: an option to purchase shares of Grace Common Stock granted pursuant to any Grace Stock Incentive Plan.

                   Grace Severance Pay Plan: the W. R. Grace & Co. Sev-erance Pay Plan for Salaried Employees, as amended effective July 1, 1996.

                   Grace Stock Incentive Plans: the Grace 1996 Stock Incentive Plan, the Grace 1994 Stock Incentive Plan, the Grace 1989 Stock Incentive Plan, the Grace 1986 Stock Incentive Plan, and the Grace 1981 Stock Incentive Plan.

                   Hourly Non-Union Retirement Plan: the W. R. Grace & Co.-Conn. Retirement Plan for Non-Union Employees of Subsidiary Corporations.

                   Hourly SIP: the W. R. Grace & Co. Hourly Employee Savings and Investment Plan.

                   Insured Foreign Plan: a Foreign Plan that provides retirement or pension benefits and that is funded through indi-vidually allocated insurance contracts, each of which is iden-tified as such in the Packaging Business Disclosure Letter to the Merger Agreement.

                   IRS:  the Internal Revenue Service.

                   Local Actuary:  has the meaning assigned to it in
         Section 6.01.

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                   LTIP Awards:  has the meaning assigned to it in Sec-
         tion 3(a) hereof.

                   Newco Ratio: the amount obtained by dividing (i) the average of the arithmetic mean between the highest and lowest sales prices of a share of Grace Common Stock on the New York Stock Exchange Composite Tape on each of the five trading days immediately preceding the ex-dividend date for the Distribu-tion, by (ii) the average of the arithmetic mean between the highest and lowest sales prices of a share of Newco Common Stock on the New York Stock Exchange Composite Tape on each of the five trading days beginning on the ex-dividend date for the Distribution.

                   New Grace Benefit Plan: any Benefit Plan that is sponsored or maintained by a member of the New Grace Group as of the Distribution Date.

                   New Grace Employee: any Employee who is allocated to the New Grace Group pursuant to Section 2.01 of this Agreement and who is not hired by any member of the Packco Group pursuant to Section 6.11(b) of the Merger Agreement.

                   New Grace Participant: any individual who is a New Grace Employee or a beneficiary, dependent or Alternate Payee of such an individual.

                   New Grace Ratio: the amount obtained by dividing (i) the average of the arithmetic mean between the highest and low-est sales prices of a share of Grace Common Stock on the New York Stock Exchange Composite Tape on each of the five trading days immediately preceding the ex-dividend date for the Distri-bution by (ii) the average of the arithmetic mean between the highest and lowest sales prices of a share of New Grace Common Stock on the New York Stock Exchange Composite Tape on each of the five trading days beginning on the ex-dividend date for the Distribution.

                   Noninsured Foreign Pension Plan: a Foreign Plan that is a defined benefit pension plan and is not an Insured Foreign Plan, each Noninsured Foreign Pension Plan being identified as such in the Packaging Business Disclosure Schedule to the Merger Agreement.

                   Packco Benefit Plan: any Benefit Plan that is spon-sored or maintained by a member of the Packco Group following the Distribution Date.

                   Packco Employee: any Employee who is allocated to the Packco Group pursuant to Section 2.01 of this Agreement or who is hired by any member of the Packco Group pursuant to Sec-tion 6.11(b) of the Merger Agreement.



                   Packco Health Plan: the Blue Cross Blue Shield Health Plan for Cryovac and Formpac Employees.

                   Packco Hourly Non-Union Retirement Plan: has the meaning assigned to it in Section 4.01(d).

                   Packco Medical and Dependent Care Expense Plan: the Health Care and Dependent Care Spending Account Plan for Cryo-vac and Formpac Employees.

                   Packco Participant: any individual who is a Packco Employee or a beneficiary, dependent or Alternate Payee of such an individual.

                   Packco Savings Plan: a Qualified Plan designated by Grace to receive a transfer of assets from the Hourly SIP and/or the Salaried SIP pursuant to Section 4.02(b).

                   Pension Plan: any Benefit Plan that is an "employee pension benefit plan" (within the meaning of section 3(2) of ERISA), whether or not that Plan is a Qualified Plan.

                   Plan: any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock pur-chase, stock option, stock ownership, stock appreciation rights, phantom stock, company car, fringe benefit, leave of absence, layoff, vacation, day or dependent care, legal ser-vices, cafeteria, life, health, medical, accident, disability, workman's compensation or other insurance, severance, separa-tion or other employee benefit plan, practice, policy or other arrangement of any kind (including, but not limited to, any "employee benefit plan" (within the meaning of section 3(3) of ERISA)).

                   Qualified Plan: any Benefit Plan that is an "em-ployee pension benefit plan" (within the meaning of section 3(2) of ERISA) and which is intended to qualify under section 401(a) of the Code.

                   Salaried Retirement Plan: the W. R. Grace & Co. Re-tirement Plan for Salaried Employees.

                   Salaried SIP: the W. R. Grace & Co. Salaried Employ-ees Savings and Investment Plan.

                   Salary Protection Plan: the W.R. Grace & Co. Execu-tive Salary Protection Plan.

                   Schurpack 401(k) Plan: the Schurpack Employees 401(k) Thrift Plan.

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                   SERP:  the W. R. Grace & Co. Supplemental Executive
         Retirement Plan.

                   Split Dollar Program: the W. R. Grace & Co. Execu-tive Split Dollar Life Insurance Program.

                   Terminated Grace Employee: any individual who is, as of the Distribution Date, a former Employee of any member of the New Grace Group or the Packco Group.

                   Terminated Grace Participant: a Terminated Grace Em-ployee or a beneficiary, dependent or Alternate Payee of a Ter-minated Grace Employee.

                   Termination Benefits: has the meaning assigned to it in Section 2.02(a) hereof.

                   Union Retirement Plan: the Retirement Plan of W. R. Grace & Co.-Conn. Chemical Group (Cedar Rapids Plant).

                   U.S. Welfare Plan: a Welfare Plan other than a Wel-fare Plan that is maintained outside of the United States pri-marily for the benefit of individuals substantially all of whom are nonresident aliens with respect to the United States.

                   Welfare Plan: any Benefit Plan that is an "employee welfare benefit plan" (within the meaning of section 3(1) of ERISA).


                                    ARTICLE II

                   TRANSFER OF EMPLOYEES; TERMINATION BENEFITS

                   SECTION 2.01 Transfer of Employees. (a) Grace and New Grace shall take all steps necessary or appropriate so that all of the Employees of Grace and its subsidiaries are allo-cated between the New Grace Group and the Packco Group in ac-cordance with the principles set forth in the Section 2.01(b), and so that each individual who is so allocated to the Packco Group is, as of the Distribution Date, an Employee of a member of the Packco Group, and each other individual who is, as of the Distribution Date, an Employee of Grace or any of its Sub-sidiaries is an Employee of a member of the New Grace Group.

                   (b) In making the allocation provided for in Section 2.01, Grace and New Grace shall allocate each Employee who is exclusively employed in the Packaging Business to the Packco Group and each Employee who is exclusively employed in the New Grace Business to the New Grace Group. All other Employees


         shall be allocated in a mutually agreeable manner that, to the extent possible, takes into account the Employees' expertise, experience and existing positions and duties and does not un-reasonably disrupt either the Packaging Business or the New Grace Business and maximizes the ability of each of the Packco Group and the New Grace Group to manage and operate their re-spective businesses after the Distribution Date, taking into account the respective needs of such businesses as established by past practice.

                   SECTION 2.02 Change of Control Benefits; Termination Benefits. (a) No New Grace Employee and no Packco Employee shall be deemed, as a result of the steps called for by Section
         2.01 or otherwise as a result of the consummation of the trans-actions contemplated by the Distribution Agreement and the Merger, to have become entitled to any benefits under any Ben-efit Plan, contract, agreement, statute, regulation or other arrangement that provides for the payment of severance pay, salary continuation, pay in lieu of notice, unused vacation pay, or similar benefits in connection with actual or construc-tive termination or alleged actual or constructive termination of employment (collectively, "Termination Benefits"). Without limiting the generality of the foregoing, none of the transac-tions contemplated by the Distribution Agreement and the Merger Agreement constitute a "change in control" for purposes of any Benefit Plan. Grace shall take all steps necessary and ap-propriate so that any Change in Control Severance Agreement between Grace and any Packco Employee terminates before the Distribution Date.

                   (b) All Liabilities (other than for Severance Costs as defined in Section 8.04 of the Distribution Agreement) re-lating to or arising out of claims made by or on behalf of New Grace Participants or Packco Participants for, or with respect to, Termination Benefits relating to the actual or constructive termination or alleged actual or constructive termination of employment of any New Grace Employee or Packco Employee with any member of the Packco Group or the New Grace Group, which claims arise as a result of the consummation of the transac-tions contemplated by the Distribution Agreement, shall be con-sidered other Transaction Costs that are governed by clause
         (ii) of the first sentence of Section 8.04 of the Distribution
         Agreement.

                   (c)  Except as specifically provided otherwise in
         Section 2.02(b) above and in Section 8.04 of the Distribution Agreement, effective as of the Distribution Date, the New Grace Group shall assume or retain, as appropriate, all Liabilities relating to or arising out of claims made by or on behalf of New Grace Participants for, or with respect to, Termination


         Benefits relating to the actual or constructive termination or alleged actual or constructive termination of employment of any New Grace Employee with any member of the Packco Group or the New Grace Group, whether before, on or after the Distribution Date. In addition, the New Grace Group shall assume or retain, as appropriate, all Liabilities (including with respect to Packco Employees) pursuant to the Change in Control Severance Plan and the Change in Control Severance Agreements.

                   (d) Except as specifically provided otherwise in Sections 2.02(b) and (c) above and in Section 8.04 of the Dis-tribution Agreement, effective as of the Distribution Date, the Packco Group shall assume or retain, as appropriate, all Li-abilities relating to or arising out of claims made by or on behalf of Packco Participants for, or with respect to, Termina-tion Benefits relating to the actual or constructive termina-tion or alleged actual or constructive termination of employ-ment of any Packco Employee with any member of the Packco Group or the New Grace Group, whether before (in the case of con-structive termination), on or after the Distribution Date.


                                   ARTICLE III

                                 INCENTIVE PLANS

                   SECTION 3.01 Grace LTIP. (a) The contingent awards for Current Performance Periods held by New Grace Participants and Packco Participants (such contingent awards, the "LTIP Awards") under the Grace LTIP shall be adjusted and paid in cash by New Grace in accordance with such methodology as New Grace determines in its sole discretion.

                   (b) Effective as of the Distribution Date, the New Grace Group shall assume or retain, as appropriate, all Li-abilities relating to or arising out of awards payable under the Grace LTIP.

                   SECTION 3.02 Grace Options. (a) New Grace shall assume and adopt, effective as of the Distribution Date, each of the Grace Stock Incentive Plans, with such changes as may be necessary to reflect the change in the issuer of awards there-under and such other changes as New Grace shall, in its sole discretion, determine. As soon as practicable after and effec-tive as of the Distribution Date, all Grace Options that are then outstanding shall be adjusted or replaced as set forth in this Section 3.02, or in such other manner as the parties hereto shall agree.


                   (b) Each such Grace Option that is held by a New Grace Employee or a Terminated Grace Participant shall be re-placed with an option (a "New Grace Option") to acquire a num-ber of New Grace Common Shares that equals the number of shares subject to such Grace Option immediately before such replace-ment, times the New Grace Ratio (rounded up to the nearest whole share), with a per-share exercise price that equals the per-share exercise price of such Grace Option immediately be-fore such replacement, divided by the New Grace Ratio (rounded up to the nearest one hundredth of a cent). Each New Grace Option shall otherwise have the same terms and conditions as the Grace Option it replaces, except that references to employ-ment by or termination of employment with Grace and its affili-ates shall be changed to references to employment by or termi-nation of employment with New Grace and its affiliates. Effec-tive as of the Distribution Date, New Grace shall assume all Liabilities relating to or arising under the New Grace Options or the Grace Stock Incentive Plans.

                   (c) Each such Grace Option that is held by a Packco Employee shall be adjusted so that the number of Newco Common Shares subject to such Grace Option equals the number of shares subject to such Grace Option immediately before such adjust-ment, times the Newco Ratio (rounded down to the nearest whole share), and the per-share exercise price equals the per-share exercise price of such Grace Option immediately before such adjustment, divided by the Newco Ratio (rounded up to the near-est whole cent). Each Grace Option as so adjusted shall other-wise have the same terms and conditions as were in effect be-fore such adjustment. Effective as of the Distribution Date, Grace shall retain all Liabilities relating to or arising under the Grace Options held by Packco Employees.

                   SECTION 3.03  Annual Incentive Compensation Plan.
         (a) New Grace shall pay, or cause to be paid by another member of the New Grace Group, all bonuses earned by Packco Employees and New Grace Employees for the 1997 calendar year under the AICP, in accordance with the terms of the AICP as interpreted by New Grace in its sole discretion. Effective as of the Dis-tribution Date, the New Grace Group shall assume all Liabili-ties relating to or arising under the AICP.

                   (b) Packco Employees shall not be eligible to earn bonuses under the AICP for 1998 or any subsequent year. How-ever, if the Distribution Date occurs later than March 31, 1998, then Grace and New Grace shall use reasonable best ef-forts to develop and implement an annual incentive program for Packco Employees, the cost of which will be shared between the New Grace Group and the Packco Group in a manner relating to


         the relative portions of the 1998 calendar year that precede and follow the Distribution Date.


                                    ARTICLE IV

                            PENSION AND SAVINGS PLANS

                   SECTION 4.01 Retirement Plans and Supplemental Re-tirement Plan. (a) Grace, New Grace and Grace-Conn. shall take all steps necessary or appropriate so that, effective no later than the Distribution Date: (i) one or more members of the New Grace Group are the sole sponsors of the Salaried Re-tirement Plan, the SERP and the Hourly Non-Union Retirement Plan; and (ii) one or more members of the Packco Group are the sole sponsors of the Union Retirement Plan. Such steps shall include, without limitation, the appointment or reappointment by New Grace (by action after the Distribution Date to approve or ratify such appointment or reappointment) of all named fidu-ciaries, trustees, custodians, recordkeepers and other fiducia-ries and service providers to the Salaried Retirement Plan, the SERP and the Hourly Non-Union Retirement Plan, and the appoint-ment or reappointment by Grace of all named fiduciaries, trust-ees, custodians, recordkeepers and other fiduciaries and ser-vice providers to the Union Retirement Plan.

                   (b) Effective as of the Distribution Date, the Packco Employees shall cease accruing benefits under the Sala-ried Retirement Plan, the SERP and the Hourly Non-Union Retire-ment Plan. As promptly as practicable following the Distribu-tion Date, and effective as of the Distribution Date, Grace in-tends to implement a program for Packco Employees who partici-pated in the Salaried Retirement Plan before the Distribution Date designed to substantially make up for any anticipated ma-terial adverse impact on them resulting from the termination of such participation as of the Distribution Date. Such program will assume that each such Packco Participant works as an em-ployee until normal retirement (age 65) and that he or she will achieve a reasonable investment return on his or her account in the Sealed Air Corporation Profit Sharing Plan. Upon the implementation of such program by Grace, New Grace shall (i) cause the Salaried Retirement Plan to be amended so that, ef-fective immediately before the Distribution Date: (A) the ac-crued benefit of each Packco Employee who is a participant therein is increased by crediting such Packco Employee with an additional year of service; (B) the accrued benefit of each such Packco Employee who is at least 40 years old as of the Distribution Date is also increased by an amount equal to the lesser of (x) 13 percent of the amount of such accrued benefit (after giving effect to the increase described in clause (A) of


         this sentence) or (y) the increase that results from crediting such Packco Employee with an additional four years of service, and (C) the accrued benefits of all such Packco Employees, as so increased, shall be fully vested as of the Distribution Date; or (ii) provide additional retirement benefits to such Packco Employees as a group having, in the aggregate, a value substantially equivalent to the increased benefits described in clause (i); provided, that the aggregate expense associated with the benefits described in clause (i) or (ii) (as ap-plicable) shall be limited to the extent necessary so that the Accrued Benefit Obligation, calculated in accordance with FAS 87 ("ABO"), of such benefits does not exceed $15 million. Such ABO shall be determined by Actuarial Sciences Associates ("ASA") in accordance with the actuarial assumptions set forth in Schedule II hereto and in a manner consistent with past practice with respect to the Salaried Retirement Plan.

                   (c) Effective as of the Distribution Date, the New Grace Group shall assume or retain (as applicable) all Li-abilities relating to or arising under the Salaried Retirement Plan and the SERP, including without limitation for benefits payable thereunder to Packco Participants. Effective as of the Distribution Date, the Packco Group shall assume or retain (as applicable) all Liabilities relating to or arising under the Union Retirement Plan.

                   (d) (i) Effective immediately after the Effective Time, Grace shall establish, cause to be established or desig-nate a defined benefit pension plan (the "Packco Hourly Non-Union Retirement Plan") to provide benefits and assume liabil-ities and accept a transfer of assets from the Hourly Non-Union Retirement Plan, as provided for in this Section 4.01(d).

                       (ii) As soon as practicable after the Effective Time, following (A) the receipt by New Grace of a copy of a favorable determination letter or Grace's certification to New Grace, in a manner reasonably acceptable to New Grace, that the Packco Hourly Non-Union Retirement Plan is qualified under Sec-tion 401(a) of the Code and the related trust is exempt from taxation under Section 501(a) of the Code, and (B) the receipt by Grace of a copy of a favorable determination letter or New Grace's certification to Grace, in a manner reasonably accept-able to Grace, that the Hourly Non-Union Retirement Plan is qualified under Section 401(a) of the Code and the related trust is exempt from taxation under Section 501(a) of the Code, New Grace shall direct the trustee of the trust funding the Hourly Non-Union Retirement Plan to transfer to the trustee of the trust established to fund the Packco Hourly Non-Union Re-tirement Plan the amount described in Section 4.01(d)(iii) be-low. Such transfer shall be in cash unless otherwise agreed by


         Grace and New Grace. As of the date of such transfer, and ef-fective immediately after the Effective Time, the Packco Group and the Packco Hourly Non-Union Retirement Plan shall assume all Liabilities for benefits payable to Packco Participants under the Hourly Non-Union Retirement Plan, and the New Grace Group and the Hourly Non-Union Retirement Plan shall retain no Liabilities for such benefits.

                      (iii)  The amount transferred pursuant to this
         Section 4.01(d) shall be an amount equal to (A) less (B), as adjusted by (C); where (A) equals a portion of the assets of the Hourly Non-Union Retirement Plan having a fair market value equal to the ABO as of the Distribution Date attributable to Packco Participants; where (B) equals the aggregate payments made from the trust funding the Hourly Non-Union Retirement Plan in respect of Packco Participants from the Effective Time through the date the transfer occurs; and where (C) equals the amount of the net earnings or losses, as the case may be, from the Effective Time through the date the transfer occurs, on the average of the daily balances of the foregoing and based upon the actual rate of return earned by the Hourly Non-Union Re-tirement Plan during such period. All of the foregoing calcu-lations shall be made by ASA in accordance with the assumptions set forth on Schedule III hereto. Grace shall be entitled to review and comment on such calculations as ASA is in the pro-cess of performing them. Notwithstanding the foregoing, how-ever, in no event shall the amount so transferred be less than the amount necessary to comply with, nor more than the maximum amount permitted by, Section 414(l) of the Code and the reg-ulations promulgated thereunder, as determined by ASA.

                       (iv) Grace, New Grace and Grace-Conn. shall, in connection with the transfer described in this Section 4.01(d), cooperate in making any and all appropriate filings required under the Code or ERISA, and the regulations thereunder and any applicable securities laws, and take all such action as may be necessary and appropriate to cause such transfers to take place as soon as practicable after the Effective Time. New Grace and Grace-Conn. agree, during the period ending with the date of the transfer of assets to the Packco Hourly Non-Union Retire-ment Plan, to cause distributions in respect of Packco Par-ticipants to be made in the ordinary course from the Hourly Non-Union Retirement Plan in accordance with applicable law and pursuant to plan provisions.

                   SECTION 4.02 Savings Plans. (a) Grace, New Grace and Grace-Conn. shall take all steps necessary or appropriate so that, effective no later than the Distribution Date: (i) one or more members of the New Grace Group are the sole spon-sors of the Hourly SIP and the Salaried SIP; and (ii) one or


         more members of the Packco Group are the sole sponsors of the Cypress 401(k) Plans and the Schurpack 401(k) Plan. Effective as of the Distribution Date, the Packco Group shall assume all Liabilities relating to or arising under the Cypress 401(k) Plans and the Schurpack 401(k) Plan. Such steps shall include, without limitation, the appointment or reappointment by New Grace (by action after the Distribution Date to approve or ratify such appointment or reappointment) of all named fiducia-ries, trustees, custodians, recordkeepers and other fiduciaries and service providers to the Hourly SIP and the Salaried SIP, and the appointment or reappointment by Grace of all named fi-duciaries, trustees, custodians, recordkeepers and other fidu-ciaries and service providers to the Cypress 401(k) Plans and the Schurpack 401(k) Plan.

                   (b) Each of the transfers provided for in this Sec-tion 4.02(b) shall be implemented only if both Grace and New Grace so agree after the Distribution Date.

                        (i) Grace, New Grace and Grace-Conn. shall take all steps necessary or appropriate in order to transfer to a Packco Savings Plan and the related trust, as soon as practi-cable after the Effective Time, all account balances (including the pre-tax, after-tax and rollover account balances) under each of the Hourly SIP and the Salaried SIP of all Packco Par-ticipants. Such assets shall be transferred in kind, to the extent elected by New Grace with the consent of Grace (which consent shall not be unreasonably withheld), and otherwise shall be made in cash; provided, that in any event, unless the parties agree otherwise, any outstanding participant loans and FMC American Depositary Receipts shall be transferred in kind. It is the intention of Grace, New Grace and Grace-Conn. to carry out such transfer so as to preserve, to the extent prac-ticable, the investment elections of participants as in effect immediately before the transfer, unless the parties agree oth-erwise.

                       (ii) Grace, New Grace and Grace-Conn. shall co-operate in making all appropriate filings required under the Code or ERISA, and the regulations thereunder and any applica-ble securities laws, implementing all appropriate communica-tions with participants, maintaining and transferring appro-priate records, and taking all such other actions as may be necessary and appropriate to implement the provisions of this
         Section 4.02(b) and to cause the transfers of assets pursuant to this Section 4.02(b) to take place as soon as practicable after the Effective Time; provided, that each of such transfers shall take place only after (A) the receipt by New Grace of a favorable determination letter or Grace's certification, in a manner reasonably acceptable to New Grace, that the relevant


         Packco Savings Plan is qualified under Section 401(a) of the Code and the related trust is exempt from taxation under Sec-tion 501(a) of the Code, and (B) the receipt by Grace of a fa-vorable determination letter or New Grace's certification, in a manner reasonably acceptable to Grace, that the Hourly SIP or the Salaried SIP, as applicable, is qualified under Section 401(a) of the Code and the related trust is exempt from taxa-tion under Section 501(a) of the Code.

                   (c) If Grace and New Grace agree to implement the transfers provided for in Section 4.02(b), subject to the com-pletion of such transfer and effective as of the Distribution Date, the members of the Packco Group and the SAC Savings Plan shall assume all Liabilities to or relating to Packco Partici-pants relating to or arising under the Hourly SIP and the Sala-ried SIP. Effective as of the Distribution Date, the New Grace Group shall assume or retain (as applicable) all Liabilities relating to or arising under the Hourly SIP and the Salaried SIP, including without limitation for benefits payable thereun-der to Packco Participants, that are not assumed by the Packco Group and the relevant Packco Savings Plan pursuant to the pre-ceding sentence.

                   SECTION 4.03 Qualification of Plans. The New Grace Group shall be responsible for all Liabilities incurred by the Packco Group as a result of the failure of any of the Hourly Non-Union Retirement Plan, the Union Retirement Plan, the Hourly SIP, the Salaried SIP, the Cypress 401(k) Plans or the Schurpack 401(k) Plan to be qualified under Section 401(a) of the Code on or before the date assets are transferred from such Plan to a Packco Benefit Plan, or the date sponsorship of such Plan is assumed by any member of the Packco Group, as ap-plicable. The Packco Group shall be responsible for all Li-abilities incurred by the New Grace Group as a result of the failure of the Packco Hourly Non-Union Retirement Plan or any Packco Savings Plan to be qualified under Section 401(a) of the Code on or before the date assets are transferred to such Plan from a New Grace Benefit Plan. The parties hereto agree that to the extent any of them becomes aware that any such Plan fails or may fail to be so qualified, it shall notify the other parties and the parties shall cooperate and use best efforts to avoid such disqualification, including using the Internal Rev-enue Service's Voluntary Compliance Resolution program or simi-lar programs, and taking any steps available pursuant to such program to avoid disqualification, as determined by the party who is made responsible under this Section 4.03 for the Li-abilities that would result from such disqualification (and the Liabilities for which such party is responsible shall include all costs and expenses resulting from such steps, including



         fines, penalties, contributions, attorneys' fees and expenses and administrative expenses).


                                    ARTICLE V

                            WELFARE AND OTHER BENEFITS

                   SECTION 5.01 Benefits for Active Employees. (a) Grace, New Grace and Grace-Conn. shall take all steps necessary or appropriate so that, effective no later than the Distribu-tion Date, one or more members of the Packco Group are the sole sponsors of the Packco Health Plan. Such steps shall include, without limitation, the appointment or reappointment by Grace of all named fiduciaries, trustees, custodians, recordkeepers and other fiduciaries and service providers to the Packco Health Plan, to the extent such appointments or reappointments are necessary.

                   (b) Effective as of the Distribution Date, the New Grace Group shall assume or retain (as applicable) all Liabil-ities relating to or arising out of claims for benefits under U.S. Welfare Plans by New Grace Participants and Terminated Grace Participants, whenever such claims are incurred, and (ii) by Packco Participants to the extent such claims are incurred before the Distribution Date and reported within 365 days thereafter. Effective as of the Distribution Date, the Packco Group shall assume or retain (as applicable) all Liabilities relating to or arising out of all other claims for benefits under U.S. Welfare Plans by Packco Participants, except as spe-cifically provided in Section 5.02.

                   SECTION 5.02 Retiree Welfare Benefits. Effective as of the Distribution Date, the New Grace Group shall assume all Liabilities for providing post-retirement medical and life in-surance benefits under U.S. Welfare Plans sponsored by Grace or any of its subsidiaries before the Distribution Date or any members of the New Grace Group on or after the Distribution Date, to: (i) Terminated Grace Participants; (ii) Packco Par-ticipants who would have been eligible to receive such benefits if they had retired at any time on or before the first anniver-sary of the Distribution Date (regardless of when they actually do retire); and (iii) any New Grace Participants who become eligible for such benefits after the Distribution Date pursuant to the Grace Severance Pay Plan as a result of a termination of employment as of the Distribution Date. Effective as of the Distribution Date, the Packco Group shall provide Packco Par-ticipants who retire after the Distribution Date for whom the New Grace has not assumed Liabilities for providing post-retirement medical and life insurance benefits pursuant to the


         preceding sentence with such benefits pursuant to one or more group insurance or group self-insured programs; provided, that the Packco Group may require such Packco Participants to bear the entire cost of such benefits, together with a reasonable fee for their allocable share of the Packco Group's costs of administering such programs.

                   SECTION 5.03 Severance. The Packco Group shall adopt, effective as of the Distribution Date, and shall main-tain in effect without amendment adverse to participants, at least through the first anniversary of the Distribution Date, a severance plan providing Packco Employees with severance ben-efits as outlined in Exhibit A hereto.

                   SECTION 5.04 Split Dollar Plan; Deferred Compensa-tion Plan; Salary Protection Plan. Effective as of the Distri-bution Date, each Packco Employee who participates in the Split Dollar Plan, the Deferred Compensation Plan or the Salary Pro-tection Plan shall be treated as a terminated participant under such Plan, and shall have the same options with respect to such Plan as are available to any other participant in such Plan upon termination of employment, in accordance with the terms of such Plan as in effect immediately before the Distribution Date. Effective as of the Distribution Date, the New Grace Group shall assume all Liabilities relating to or arising under the Split Dollar Plan, the Deferred Compensation Plan and the Salary Protection Plan.

                   SECTION 5.05 Dependent Care and Medical Expense Plans. (a) Grace, New Grace and Grace-Conn. shall take all steps necessary or appropriate so that, effective no later than the Distribution Date, one or more members of the New Grace Group are the sole sponsors of the Grace Dependent Care Plan and the Grace Medical Expense Plan, and the New Grace Group shall assume all Liabilities under such Plans. Such steps shall include, without limitation, the appointment or reap-pointment by New Grace (by action after the Distribution Date to approve or ratify such appointment or reappointment) of all named fiduciaries, trustees, custodians, recordkeepers and other fiduciaries and service providers to such Plans, to the extent such appointments or reappointments are necessary.

                   (b) Grace, New Grace and Grace-Conn. shall take all steps necessary or appropriate so that, effective no later than the Distribution Date, one or more members of the Packco Group are the sole sponsors of the Packco Medical and Dependent Care Expense Plan, and the Packco Group shall assume all Liabilities under such Plan. Such steps shall include, without limitation, the appointment or reappointment by Grace of all named fiducia-ries, trustees, custodians, recordkeepers and other fiduciaries


         and service providers to such Plan, to the extent such appoint-ments or reappointments are necessary. No employer contribu-tions to such Plan shall be made or promised with respect to the 1998 plan year unless the parties otherwise agree.


                                    ARTICLE VI

                                  NON-U.S. PLANS

                   SECTION 6.01 Non-U.S. Plans Generally. As soon as practicable after the date of this Agreement, the parties here-to shall enter into one or more agreements or memoranda of un-derstanding (collectively, the "Foreign Plans Agreement") re-garding the treatment and allocation of Liabilities relating to or arising under Benefit Plans (the "Foreign Plans") for Em-ployees located outside the United States, including without limitation expatriates, and to expatriate employees located in the United States. The Foreign Plans Agreement shall provide for the treatment of each Foreign Plan, which treatment may include (without limitation) (i) the retention or assumption of such Foreign Plan by the Packco Group, (ii) the retention or assumption of such Foreign Plan by the New Grace Group, or
         (iii) an allocation of the liabilities and assets (if any) of the Foreign Plan between a Plan (which may include the Foreign
         Plan) that is intended to be maintained by the New Grace Group and a Plan (which may include the Foreign Plan) that is in-tended to be maintained by the Packco Group, after the Distri-bution Date; provided, that the insurance contracts funding each Insured Foreign Pension Plan (and any assets related thereto) shall be divided between the appropriate Packco Ben-efit Plan and New Grace Benefit Plan by the insurer in accor-dance with applicable law, regulation and practice. Any trans-fers of assets or liabilities from a Noninsured Foreign Pension Plan shall be made on the basis of reasonable methods and as-sumptions determined by the local actuarial firm that is, as of the date of this Agreement, serving as the actuary for such Noninsured Foreign Pension Plan (or another actuarial firm if the parties hereto so agree) (the "Local Actuary"), in ac-cordance with applicable legal and regulatory requirements, local practice and the past practice of Grace; provided, that each of Grace, Grace-Conn. and New Grace shall be entitled to review such methods and assumptions and object to them if they are unreasonable, and to review all calculations and determina-tions of the Local Actuary for accuracy. It is the intention of the parties hereto that the Packco Group will assume or re-tain Liabilities for Packco Employees under Foreign Plans and that to the extent permitted and practicable under legal and regulatory requirements and local practice, assets transferred from Noninsured Foreign Pension Plans pursuant to the Foreign


         Plans Agreement shall equal the Projected Benefit Obligation, calculated in accordance with FAS 87, for the liabilities as-sumed by Packco Benefit Plans pursuant to the Foreign Plans Agreement.

                                   ARTICLE VII

                                     GENERAL

                   SECTION 7.01 Preservation of Rights to Amend or Ter-minate Plans and to Terminate or Change Terms of Employment.
         No provision of this Agreement shall be construed as a limita-tion on the rights of any member of the Packco Group or the New Grace Group to amend or terminate any Benefit Plan or other plan, program or arrangement relating to employees. No provi-sion of this Agreement shall be construed to create a right in any employee or former employee or beneficiary or dependent of such employee or former employee under a Benefit Plan which such employee or former employee or beneficiary would not oth-erwise have under the terms of the Benefit Plan itself. Noth-ing contained in this Agreement shall confer upon any indi-vidual the right to remain an employee of any member of the Packco Group or the New Grace Group or restrain any member of the Packco Group or the New Grace Group from changing the terms and conditions of employment of any individual at any time fol-lowing the Distribution Date, except as provided in Section
         5.03 of this Agreement.

                   SECTION 7.02 Other Liabilities; Guarantee of Obliga-tions. Effective as of the Distribution Date, the New Grace Group shall assume or retain (as applicable) all Liabilities relating to or arising out of claims for compensation and ben-efits made by or on behalf of any New Grace Participant, in-cluding salary, wages, bonuses, incentive compensation, sever-ance benefits, separation pay, accrued sick, holiday, vacation, health, dental or retirement benefits, or other compensation under applicable law or otherwise, relating to or arising out of employment by Grace or any of its subsidiaries before the Distribution Date or employment by any member of the New Grace Group on or after the Distribution Date. Effective as of the Distribution Date, the Packco Group shall assume or retain (as applicable) responsibility for all Liabilities relating to or arising out of claims for compensation and benefits made by or on behalf of any Packco Participant, including salary, wages, bonuses, incentive compensation, severance benefits, separation pay, accrued sick, holiday, vacation, health, dental or re-tirement benefits, or other compensation under applicable law or otherwise, relating to or arising out of employment by Grace


         or any of its subsidiaries before the Distribution Date or em-ployment by any member of the Packco Group on or after the Dis-tribution Date. Notwithstanding the foregoing, this Section
         7.02 shall not apply to any Liability that is specifically pro-vided for elsewhere in this Agreement.

                   SECTION 7.03 Assumption of Plans; Termination of Participation. Except as specifically provided otherwise in this Agreement, Grace, New Grace and Grace-Conn. shall take all steps necessary or appropriate so that, effective no later than the Distribution Date, one or more members of the New Grace Group are the sole sponsors of all Benefit Plans that are, as of the date of this Agreement, sponsored by Grace, and the New Grace Group shall assume or retain (as applicable) all Li-abilities relating to or arising under such Benefit Plans.
         Such steps shall include, without limitation and where ap-propriate, the appointment or reappointment by New Grace (by action after the Distribution Date to approve or ratify such appointment or reappointment) of all named fiduciaries, trust-ees, custodians, recordkeepers and other fiduciaries and ser-vice providers to such Benefit Plans. Except as specifically provided otherwise in this Agreement or in the agreement pro-vided for in Section 6.01 of this Agreement, the accrual of benefits by Packco Participants in any New Grace Benefit Plan shall cease not later than the Distribution Date.

                   SECTION 7.04 Information. The parties hereto shall, before the Distribution Date or as soon as practicable thereaf-ter, provide each other with all information as may reasonably be requested and necessary to administer each Benefit Plan ef-fectively in compliance with applicable law. Such information shall be provided in the form requested if, at the time of such request, it exists in such form or can readily be converted to such form. If a request would require a party providing infor-mation to incur any expenses in order to receive advice from any actuary, consultant or consulting firm, the information need not be provided unless the requesting party reimburses the party providing the information for all such expenses.

                   SECTION 7.05 Complete Agreement; Coordination with Tax Sharing Agreement. (a) This Agreement, the Exhibits and Schedules hereto and the agreements and other documents re-ferred to herein, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof (other than the Distribution Agreement, the Merger Agreement and the schedules and exhibits thereto) and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.



                   (b) This Agreement, and not the Tax Sharing Agree-ment, constitutes the sole agreement of the parties regarding responsibility for any excise taxes, penalties or similar lev-ies that may be imposed by any taxing authority on, or with respect to, any Benefit Plan, except as otherwise specifically provided in the Tax Sharing Agreement with respect to payroll taxes.

                   SECTION 7.06 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflict of laws that would apply the sub-stantive laws of any other jurisdiction) as to all matters, in-cluding matters of validity, construction, effect, performance and remedies, except to the extent preempted by federal law.

                   SECTION 7.07  Notices.  All notices, requests,
         claims, demands and other communications hereunder shall be in writing and shall be given as provided in the Distribution Agreement.

                   SECTION 7.08 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld). Without limiting the generality of the foregoing, it is expressly acknowledged that at the Ef-fective Time, the Certificate of Incorporation of Grace will be amended (the "Newco Amendment") to change the name of Grace to "Sealed Air Corporation" and that references herein to "Grace" include, from and after the Effective Time, such corporation (which is also referred to in the Merger Agreement as Newco). Accordingly, to the extent this Agreement calls for the agree-ment of "Grace" or of "the parties" from and after the Effec-tive Time, the agreement of Newco (as defined in the Merger Agreement) will be required. This Agreement is solely for the benefit of the parties hereto and their Subsidiaries and is not intended to confer, nor shall it confer, upon any other Persons (including New Grace Participants and Packco Participants) any rights or remedies hereunder.

                   SECTION 7.09 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.


                   SECTION 7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                   SECTION 7.11 Interpretation. The Article and Sec-tion headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the par-ties hereto and shall not in any way affect the meaning or in-terpretation of this Agreement.

                   SECTION 7.12 Indemnity Procedures. The provisions of Article IV of the Distribution Agreement shall apply with respect to Liabilities allocated under this Agreement.

                   SECTION 7.13 Severability. If any provision of this Agreement or the application thereof to any person or circum-stance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions here-of, or the application of such provision to persons or circum-stances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

                   SECTION 7.14 References; Construction. References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

                   SECTION 7.15 SAC Reasonable Consent. The parties hereto agree that any actions to be taken by Grace, Grace-Conn. or New Grace to implement the terms of this Agreement that are not specifically required herein that relate to Packco or the Packaging Business, and any actions that are to be taken pursu-ant to this Agreement only by agreement of the parties, must be reasonably satisfactory to SAC.


                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                       W. R. GRACE & CO.



                                       By:------------------------------
                                          Name:
                                          Title:



                                       W. R. GRACE & CO.-CONN.



                                       By:------------------------------
                                          Name:
                                          Title:



                                       GENERAL SPECIALTY CHEMICALS, INC.



                                       By:------------------------------
                                          Name:
                                          Title:

                                      -23-